BlackRock S&P 500 Protected Equity Fund, Inc.

FILE #811-09479

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
11/03/2006	CELGENE	20,000,000	8,100

J.P. Morgan Securities Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Bear, Stearns & Co. Inc.; Citigroup Global Markets Inc.; Goldman, Sachs & Co.; Morgan Stanley & Co. Incorporated; Friedman, Billings, Ramsey & Co., Inc.; JMP Securities LLC; Lazard Capital Markets LLC; Leerink Swann & Company; Piper Jaffray & Co.; Rodman & Renshaw, LLC; Thomas Weisel Partners LLC